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                                                                    EXHIBIT 99.1

                      [LETTERHEAD OF LADBROKE GROUP PLC]

                   [LETTERHEAD OF HILTON HOTELS CORPORATION]

PRESS RELEASE

                 LADBROKE GROUP AND HILTON HOTELS CORPORATION
                 --------------------------------------------

                          ANNOUNCE WORLDWIDE ALLIANCE
                          --------------------------

               Hilton hotel brand to be reunited after 32 years

London, 29th August 1996 -- Hilton Hotels Corporation (NYSE:HLT) ("HHC"), the owner of the Hilton name within the US, and Ladbroke Group PLC ("Ladbroke"), whose wholly owned subsidiary Hilton International ("HIC") holds the rights elsewhere in the world, announced today the signing of heads of agreement for a substantive worldwide alliance that includes the reunification of the Hilton hotel brand. The alliance is subject to the signing of definitive agreements and the receipt of certain regulatory and other approvals.

Under the terms of the alliance, HHC and HIC intend from 1997 to cooperate on sales and marketing, loyalty programmes, hotel development and other operational matters to the mutual benefit of each company, their hotel owners and their shareholders.

The alliance provides HHC an immediate and significantly larger presence in the international hotel arena, while giving Ladbroke a major position in the hotel business in the US. The agreement will also provide Ladbroke with an opportunity to participate in the expansion of HHC's growing gaming business in the US and envisages future cooperation between the companies in major gaming developments around the world.

The definitive agreements will contain a reciprocal opportunity for the purchase in the other party, subject to the rules applying to such purchases where there are cross directorships. HHC's current intention is to acquire a 5% stake in Ladbroke at the earliest opportunity after the signing of the agreements.


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In addition, the agreement will be reinforced, subject to necessary approvals, by HHC President and Chief Executive Officer Stephen F. Bollenbach joining the Board of Directors of Ladbroke and Ladbroke's Chief Executive Officer Peter George joining the HHC board.

Hilton, which is the most recognised brand name in the world's hotel industry, has operated separately within and outside the US since 1964, when HIC was spun off from HHC. Ladbroke acquired HIC in 1987. With 400 hotels in 49 countries, the reunification of the brand will further enhance Hilton's leadership position in one of the world's fastest growing industries.

The key elements of the heads of agreement comprise:

* the formation of a jointly owned company to market and develop the Hilton brand in a cooperative manner around the world. This would include coordinated and jointly developed advertising, promotions, product development and reservations systems. It would also review the potential benefits of adopting a unified Hilton brand mark. The company will utilise management from within the existing businesses of the two organisations.

* the proposed extension of HHC's highly successful HHonors frequent guest loyalty programme to all Hilton hotels. HHonors currently has nearly five million active members and is the brand leader in loyalty programmes within the hotel industry.

* the ability to participate in each other's future hotel developments. This will include in particular:

   * a 20% profit participation in each other's full-service hotel development in exchange for a 20% contribution to any required capital investment.

   * an agreement whereby, with the consent of both Conrad and HIC owners in the relevant locations, HIC will be responsible for the future development of the Conrad brand outside the US.


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          *  HIC will license HHC to expand HHC's franchising business into
             Mexico and Canada for which HIC will receive 20% of the profits. In return, HIC will participate in HHC's full-service franchising business, enjoying 20% of the profits of future developments.

          * a profit participation arrangement as the parties explore and develop a mid-market brand in local markets around the world.

      * the opportunity for Ladbroke to participate as a partner in some of HHC's key gaming developments in the US. When its acquisition of Bally Entertainment Corporation is completed, HHC will be the world's largest casino gaming organisation. In addition, the parties will cooperate on ways of jointly pursuing major gaming developments worldwide.

An Alliance Liaison Group, consisting of the chief executive and two other senior executives from each company, will be responsible for implementing the alliance to maximise opportunities for both Ladbroke and HHC. Joint working parties are being formed to carry out the proposals, under the guidance of the Alliance Liaison Group.

It is the intention of both parties that the agreements should be signed as soon as possible so that the alliance can become effective in early 1997. In particular, it is anticipated that certain sales and marketing initiatives, particularly the extension of the HHonors frequent guest loyalty programme, will be operational from 1st January 1997. The agreements will have an initial term of 10 years, automatically renewable for further periods of 10 years thereafter.

Mr. Peter George commented:

"Since I became Chief Executive, it's been my ambition to reunite the Hilton brand and I am delighted to be making today's announcement with Steve Bollenbach. This deal makes good sense for our customers, our employees and our shareholders. Through this alliance, our two companies intend to lead the hotel and gaming markets worldwide."
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Mr. Bollenbach commented:

"One of our stated growth objectives has been to leverage the powerful Hilton brand name by expanding our international presence and this agreement with Ladbroke is a significant step toward achieving that goal. Not only does this alliance give HHC a major and immediate presence in the global lodging industry, but the financial commitments made by our two companies confirm Peter's and my dedication to the success of this effort."


                                    -ends-


Enquiries to:

Stephen Devany                                         Marc Grossman
Head of Corporate Affairs                              Senior Vice President-
Ladbroke Group PLC                                     Corporate Affairs
                                                       Hilton Hotels Corporation

Both available today at Ladbroke Group PLC on:          (44) 171 323 5000
Thereafter, Marc Grossman will be available on:          (1) 310 205 4030